EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports Record Second Quarter 2018 Financial Results

- Second highest quarterly EPS in Company’s history of $3.16 increased 125.7% year-over-year; record quarterly Non-GAAP EPS of $3.10

- Record quarterly pre-tax income of $306.6 million increased $154.2 million, or 101.2%, year-over-year

- Record quarterly net sales of $2.99 billion increased $513.7 million, or 20.8%, year-over-year

- Strong gross profit margin of 30.7% drove highest ever quarterly gross profit dollars of $917.5 million

LOS ANGELES, July 26, 2018 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE:RS) today reported its financial results for the second quarter ended June 30, 2018.

Second Quarter 2018 Financial Highlights

  Net sales of $2.99 billion set a new Company record, and were up 20.8% from $2.48 billion in the second quarter of 2017 and up 8.4% from $2.76 billion in the first quarter of 2018.
  Tons sold were up 2.9% from the second quarter of 2017 and down 0.7% from the first quarter of 2018, with the average selling price per ton sold up 18.1% from the second quarter of 2017 and up 9.6% from the first quarter of 2018.
  Gross profit dollars were a record $917.5 million with a gross profit margin of 30.7%, compared to 28.4% in the second quarter of 2017 and 29.7% in the first quarter of 2018. FIFO gross profit margin was the second highest in the Company’s history at 32.8%, compared to 28.8% in the second quarter of 2017 and 30.6% in the first quarter of 2018.
  Pre-tax income was a record $306.6 million, up 101.2% from $152.4 million in the second quarter of 2017 and up 36.1% from $225.2 million in the first quarter of 2018.
  Net income attributable to Reliance was $230.8 million, up 124.1% from $103.0 million in the second quarter of 2017 and up 36.6% from $169.0 million in the first quarter of 2018.
  Earnings per diluted share were the second highest in the Company’s history at $3.16, up 125.7% from $1.40 in the second quarter of 2017 and up 37.4% from $2.30 in the first quarter of 2018.
  Non-GAAP earnings per diluted share were a record at $3.10, up 121.4% from $1.40 in the second quarter of 2017 and up 34.8% from $2.30 in the first quarter of 2018.
  The effective tax rate was 24.0%, compared to 31.2% in the second quarter of 2017 and 24.0% in the first quarter of 2018.
  Cost of sales includes a pre-tax net LIFO inventory valuation charge, or expense, of $62.5 million in the second quarter of 2018, compared to $10.0 million in the second quarter of 2017 and $25.0 million in the first quarter of 2018.
  Cash flow from operations was $83.7 million in the second quarter of 2018 and net debt-to-total capital was 27.9% at June 30, 2018.
  A quarterly cash dividend of $0.50 per share was declared on July 25, 2018 for stockholders of record as of August 17, 2018 and will be payable on September 7, 2018.

Management Commentary
“Pricing momentum continued to build throughout the second quarter, resulting in yet another quarter of milestone achievements, of which we are extremely proud,” said Gregg Mollins, President and Chief Executive Officer of Reliance. “We generated record quarterly net sales and gross profit dollars for the second consecutive quarter. Our record sales of $2.99 billion, coupled with our strong gross profit margin of 30.7%, produced the highest ever quarterly gross profit dollars in Reliance’s history of $917.5 million. The continued strong execution by our managers in the field, supported by the positive business environment, drove record quarterly pre-tax income of $306.6 million, and generated the second highest quarterly earnings in our Company’s history at $3.16 per diluted share, exceeded by only the fourth quarter of 2017, which included a significant benefit from tax reform.”

Mr. Mollins continued, “The metal pricing environment was significantly stronger than we had anticipated, gaining strength as the second quarter progressed, with prices increasing in each month of the quarter across all of our major commodities. Solid demand, coupled with ongoing Section 232 activity, drove metal price increases on almost every product we sell. As a result, our average selling price per ton sold increased 9.6% compared to the first quarter of 2018, exceeding our expectation of up 5% to 8%. Tons sold in the quarter were down 0.7%, in-line with our expectation given pre-buying activity by certain of our customers in the first quarter of 2018. However, underlying demand remained strong.”

Mr. Mollins concluded, “Throughout the second quarter, our managers in the field successfully executed on Reliance’s core principles that include strong pricing discipline, inventory management and expense control, helping to generate record quarterly sales, gross profit dollars and pre-tax income, as well as our second highest quarterly earnings per share. Looking ahead, despite some continued uncertainty regarding trade actions, we are encouraged by the positive pricing momentum and continuing solid demand conditions. We remain confident in our ability to maximize our earnings power in the current environment and maintain our focus on increasing value to our stockholders.”

Second Quarter 2018 Business Metrics
(tons in thousands; percentage change)
	Q2 2018	Q1 2018	Sequential Quarter Change	Q2 2017	Year-Over- Year Change
Tons sold	1,584.5	1,595.7	(0.7%)	1,540.3	2.9%
Tons sold (same-store)	1,581.5	1,593.7	(0.8%)	1,540.3	2.7%
Average selling price per ton sold	$1,890	$1,724	9.6%	$1,600	18.1%
Average selling price per ton sold (same-store)	$1,883	$1,719	9.5%	$1,600	17.7%

Second Quarter 2018 Major Commodity Metrics
	Tons Sold (tons in thousands; percentage change)					Average Selling Price per Ton Sold (percentage change)
	Q2 2018 Tons Sold	Q1 2018 Tons Sold	Sequential Quarter Change	Q2 2017 Tons Sold	Year-Over- Year Change	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	1,267.7	1,271.8	(0.3%)	1,236.8	2.5%	12.7%	20.2%
Aluminum	94.5	98.3	(3.9%)	93.2	1.4%	7.8%	15.2%
Stainless steel	85.1	86.1	(1.2%)	78.6	8.3%	7.5%	13.8%
Alloy	55.8	59.5	(6.2%)	53.7	3.9%	8.8%	13.8%

	Sales ($'s in millions; percentage change)
	Q2 2018 Sales	Q1 2018 Sales	Sequential Quarter Change	Q2 2017 Sales	Year-Over- Year Change
Carbon steel	$1,642.2	$1,461.2	12.4%	$1,331.8	23.3%
Aluminum	$570.0	$550.2	3.6%	$487.8	16.9%
Stainless steel	$428.7	$403.2	6.3%	$348.0	23.2%
Alloy	$172.5	$169.0	2.1%	$145.8	18.3%

Year-to-Date (6 months) 2018 Business Metrics
(tons in thousands; percentage change)
	2018	2017	Year-Over- Year Change
Tons sold	3,180.2	3,080.7	3.2%
Tons sold (same-store)	3,175.2	3,080.7	3.1%
Average selling price per ton sold	$1,807	$1,581	14.3%
Average selling price per ton sold (same-store)	$1,801	$1,581	13.9%

Year‑to‑Date (6 months) 2018 Major Commodity Metrics
	Tons Sold (tons in thousands; percentage change)			Average Selling Price per Ton Sold (percentage change)
	2018 Tons Sold	2017 Tons Sold	Year-Over- Year Change	Year-Over- Year Change
Carbon steel	2,539.5	2,472.3	2.7%	15.4%
Aluminum	192.8	185.9	3.7%	11.2%
Stainless steel	171.2	158.4	8.1%	10.7%
Alloy	115.3	110.0	4.8%	11.9%

	Sales ($'s in millions; percentage change)
	2018 Sales	2017 Sales	Year-Over- Year Change
Carbon steel	$3,103.4	$2,617.3	18.6%
Aluminum	$1,120.2	$970.9	15.4%
Stainless steel	$831.9	$695.3	19.6%
Alloy	$341.5	$291.1	17.3%

End Market Commentary
Customer demand remained healthy throughout the second quarter of 2018. As anticipated, the Company experienced a limited amount of customer pre-buying activity in the first quarter of 2018 which reduced Reliance’s shipments by 0.7% in the second quarter of 2018 compared to the first quarter of 2018. Reliance continues to benefit from its strategy of serving a broad spectrum of diverse end markets and providing superior quality products and processing services, generally in small quantities on a just-in-time basis.

  Aerospace demand remains strong, and continues to be one of the Company’s top-performing end markets. Reliance maintains its positive outlook for aerospace as build rates and the backlog for orders of commercial planes continues to improve. Reliance expects to continue growing its market share in aerospace given its increased exposure to the defense market and international expansion activities.
  Automotive demand continues to be strong. Reliance services the automotive market mainly through its toll processing operations in the U.S. and Mexico. Reliance maintains its positive outlook for this market as the usage of aluminum in the automotive industry continues to rise. Reliance remains well positioned to increase its processing capacity through the Company’s continued investments in new facilities and equipment.
  Non-residential construction demand, including infrastructure, continues to steadily improve. Reliance is well positioned to absorb increased volume into its existing facilities and cost structure and remains optimistic that the uptick in activity in the non-residential construction market will continue.
  Heavy industry demand continues to strengthen. Reliance continues to experience increased activity in the industrial equipment markets, primarily related to construction and agricultural equipment. Reliance believes the heightened demand in construction and agricultural equipment has been supported by increased capital spending budgets due to tax reform, and maintains its positive outlook that demand in this end-market will continue to improve.
  Energy (oil and gas) demand continues to recover slowly for the products Reliance sells into this end market. Rig counts and drilling activity continue to increase with mill lead times extending. Completion activity also continues to gain strength.

Balance Sheet & Liquidity
Reliance ended the second quarter of 2018 with total debt outstanding of $2.05 billion, for a net debt-to-total capital ratio of 27.9%. The Company had $760.8 million available for borrowings on its $1.5 billion revolving credit facility at June 30, 2018.

“We are very pleased with our financial performance in the second quarter of 2018,” commented Karla Lewis, Senior Executive Vice President and Chief Financial Officer of Reliance. “Our increased average selling price and our strong gross profit margin generated milestone earnings levels that in turn, resulted in positive cash flow from operations of $97.0 million for the first six months of 2018. Our continued strong execution in a positive pricing environment generated cash from operations despite significantly higher working capital requirements. We remain pleased with our solid balance sheet which enables us to continue executing on our capital allocation strategy of investing in the growth of our business and returning value to our stockholders.”

Acquisition of DuBose National Energy Services, Inc. and DuBose National Energy Fasteners & Machined Parts, Inc.
Effective March 1, 2018, Reliance acquired all of the issued and outstanding capital stock of DuBose National Energy Services, Inc. (“DuBose Energy”) in Clinton, North Carolina and its affiliate, DuBose National Energy Fasteners & Machined Parts, Inc. (“DuBose Fasteners”) in Cleveland, Ohio. DuBose Energy and DuBose Fasteners specialize in global fabrication, supply and distribution of metal and metal products to the nuclear industry, including utilities, component manufacturers and contractors. The DuBose acquisition aligns with Reliance’s growth strategy of acquiring niche businesses that provide specialty products with high levels of value-added processing at attractive returns. For the fiscal year ended June 30, 2017, the DuBose companies’ combined net sales were $36.3 million.

Stockholder Return Activity
On July 25, 2018, the Board of Directors declared a quarterly cash dividend of $0.50 per share of common stock, payable on September 7, 2018 to stockholders of record as of August 17, 2018. Reliance has paid regular quarterly dividends for 59 consecutive years and has increased the dividend 25 times since its 1994 IPO, with the most recent increase of 11.1% in the first quarter of 2018.

Reliance repurchased $50.0 million of its common stock in the first half of 2018 at an average cost of $84.38 per share. At June 30, 2018, approximately 7.5 million shares remained available for repurchase under the Company’s share repurchase program. Reliance expects to continue opportunistically repurchasing shares of its common stock going forward.

Business Outlook
Reliance management is optimistic in regard to business conditions in the third quarter of 2018 and anticipates that the end markets in which the Company operates will continue to gradually improve. The Company expects that demand in the third quarter of 2018 will remain solid, subject to normal seasonal patterns, which include a decline in shipping volume due to customer shutdowns and vacation schedules. In addition, there is one less shipping day in the third quarter of 2018 compared to the second quarter of 2018.  As a result, the Company estimates tons sold will be down 2% to 4% in the third quarter of 2018 compared to the second quarter of 2018. Reliance management also believes pricing fundamentals will remain steady based on current demand levels and ongoing trade actions. Accordingly, the Company expects its average selling price per ton sold for the third quarter to be up 1% to 3% compared to the second quarter of 2018. As a result, management currently expects earnings per diluted share to be in the range of $2.65 to $2.75 for the third quarter of 2018.

Conference Call Details
A conference call and simultaneous webcast to discuss the second quarter 2018 financial results and business outlook will be held today, July 26, 2018 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13681229. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, August 9, 2018 by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13681229. The webcast will remain posted on the Investors section of Reliance’s website at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 40 states and thirteen countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing. In 2017, Reliance’s average order size was $1,740, approximately 48% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at www.rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry and its end markets, its business strategies and its expectations concerning future demand and metals pricing and the Company’s results of operations, margins, profitability, impairment charges, taxes, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and "continue," the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports Reliance has filed with the Securities and Exchange Commission (the "SEC"). As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important risks and uncertainties about Reliance’s business can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC.

CONTACT:
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

RELIANCE STEEL & ALUMINUM CO.
SELECTED UNAUDITED FINANCIAL DATA
(in millions, except share and per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2018	2017	2018	2017
Income Statement Data:

Net sales	$2,988.9	$2,475.2	$5,746.0	$4,894.5
Gross profit[1]	917.5	702.1	1,737.4	1,423.7
Operating income	327.3	171.2	573.7	361.4
Pre-tax income	306.6	152.4	531.8	320.9
Net income attributable to Reliance	230.8	103.0	399.8	214.7
Diluted earnings per share attributable to
Reliance stockholders	$3.16	$1.40	$5.46	$2.92
Non-GAAP diluted earnings per share
attributable to Reliance stockholders[2]	$3.10	$1.40	$5.40	$2.92
Weighted average shares outstanding –
diluted	72,987,798	73,500,701	73,217,770	73,458,170
Gross profit margin[1]	30.7%	28.4%	30.2%	29.1%
Operating income margin	11.0%	6.9%	10.0%	7.4%
Pre-tax income margin	10.3%	6.2%	9.3%	6.6%
Net income margin – Reliance	7.7%	4.2%	7.0%	4.4%
Cash dividends per share	$0.50	$0.45	$1.00	$0.90

	June 30,	December 31,
	2018	2017*
Balance Sheet and Other Data:

Current assets	$3,648.2	$3,051.3
Working capital	2,748.8	2,347.6
Property, plant and equipment, net	1,666.4	1,656.3
Total assets	8,352.6	7,751.0
Current liabilities	899.4	703.7
Long-term debt	1,932.7	1,809.4
Total Reliance stockholders’ equity	4,946.2	4,667.1
Capital expenditures (year-to-date)	98.6	161.6
Cash provided by operations (year-to-date)	97.0	399.0
Net debt-to-total capital[3]	27.9%	27.2%
Return on Reliance stockholders' equity[4]	18.4%	14.8%
Current ratio	4.1	4.3
Book value per share[5]	$68.32	$64.29

* Amounts were derived from audited financial statements.

1 Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of our orders are basic distribution with no processing services performed.  For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size.  Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from our cost of sales. Therefore, our cost of sales is substantially comprised of the cost of the material we sell.  We use gross profit and gross profit margin as shown above as measures of operating performance.  Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on our earnings.  Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
2 See accompanying Non-GAAP earnings and adjusted gross profit reconciliation.
3 Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders’ equity plus total debt (net of cash).
4 Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance stockholders’ equity.
5 Book value per share is calculated as total Reliance stockholders’ equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except share and par value amounts)

	June 30,	December 31,
	2018	2017*
ASSETS
Current assets:
Cash and cash equivalents	$124.3	$154.4
Accounts receivable, less allowance for doubtful accounts of $21.2 at June 30, 2018 and $15.5 at December 31, 2017	1,379.2	1,087.3
Inventories	2,062.1	1,726.0
Prepaid expenses and other current assets	82.6	80.7
Income taxes receivable	—	2.9
Total current assets	3,648.2	3,051.3
Property, plant and equipment:
Land	230.5	229.7
Buildings	1,122.6	1,095.3
Machinery and equipment	1,797.4	1,738.6
Accumulated depreciation	(1,484.1)	(1,407.3)
Property, plant and equipment, net	1,666.4	1,656.3

Goodwill	1,848.7	1,842.6
Intangible assets, net	1,101.5	1,112.1
Cash surrender value of life insurance policies, net	41.0	47.8
Other assets	46.8	40.9
Total assets	$8,352.6	$7,751.0

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$517.8	$346.7
Accrued expenses	83.0	83.6
Accrued compensation and retirement costs	141.8	139.3
Accrued insurance costs	43.9	42.1
Current maturities of long-term debt and short-term borrowings	104.4	92.0
Income taxes payable	8.5	—
Total current liabilities	899.4	703.7
Long-term debt	1,932.7	1,809.4
Long-term retirement costs	88.0	85.4
Other long-term liabilities	14.2	11.8
Deferred income taxes	437.5	440.8
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value:
Authorized shares — 5,000,000
None issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value:
Authorized shares — 200,000,000
Issued and outstanding shares – 72,350,258 at June 30, 2018 and 72,609,540 at December 31, 2017	561.3	594.6
Retained earnings	4,470.6	4,144.1
Accumulated other comprehensive loss	(85.7)	(71.6)
Total Reliance stockholders’ equity	4,946.2	4,667.1
Noncontrolling interests	34.6	32.8
Total equity	4,980.8	4,699.9
Total liabilities and equity	$8,352.6	$7,751.0

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Net sales	$2,988.9	$2,475.2	$5,746.0	$4,894.5

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	2,071.4	1,773.1	4,008.6	3,470.8
Warehouse, delivery, selling, general and administrative	535.9	475.9	1,055.3	952.1
Depreciation and amortization	54.3	55.0	108.4	110.2
	2,661.6	2,304.0	5,172.3	4,533.1

Operating income	327.3	171.2	573.7	361.4

Other (income) expense:
Interest expense	21.3	18.5	40.6	35.8
Other (income) expense, net	(0.6)	0.3	1.3	4.7
Income before income taxes	306.6	152.4	531.8	320.9
Income tax provision	73.5	47.6	127.6	102.7
Net income	233.1	104.8	404.2	218.2
Less: Net income attributable to noncontrolling interests	2.3	1.8	4.4	3.5
Net income attributable to Reliance	$230.8	$103.0	$399.8	$214.7

Earnings per share attributable to Reliance stockholders:
Diluted	$3.16	$1.40	$5.46	$2.92
Basic	$3.19	$1.41	$5.51	$2.95

Cash dividends per share	$0.50	$0.45	$1.00	$0.90

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Six Months Ended
	June 30,
	2018	2017
Operating activities:
Net income	$404.2	$218.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	108.4	110.2
Provision for uncollectible accounts	7.1	4.1
Deferred income tax benefit	(2.8)	(2.1)
Gain on sales of property, plant and equipment	(0.1)	(3.9)
Stock-based compensation expense	19.3	14.9
Other	4.1	5.6
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(295.0)	(219.5)
Inventories	(332.0)	(216.5)
Prepaid expenses and other assets	(1.5)	1.4
Accounts payable and other liabilities	185.3	102.8
Net cash provided by operating activities	97.0	15.2

Investing activities:
Purchases of property, plant and equipment	(98.6)	(72.8)
Acquisitions, net of cash acquired	(39.6)	(1.3)
Other	9.2	7.2
Net cash used in investing activities	(129.0)	(66.9)

Financing activities:
Net short-term debt (repayments) borrowings	(2.1)	3.3
Proceeds from long-term debt borrowings	670.0	541.0
Principal payments on long-term debt	(533.3)	(406.7)
Dividends and dividend equivalents paid	(74.6)	(66.5)
Exercise of stock options	2.8	2.8
Share repurchases	(50.0)	—
Other	(8.0)	(3.3)
Net cash provided by financing activities	4.8	70.6
Effect of exchange rate changes on cash and cash equivalents	(2.9)	4.8
(Decrease) increase in cash and cash equivalents	(30.1)	23.7
Cash and cash equivalents at beginning of year	154.4	122.8
Cash and cash equivalents at end of period	$124.3	$146.5

Supplemental cash flow information:
Interest paid during the period	$39.7	$36.1
Income taxes paid during the period, net	$114.5	$107.1

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP EARNINGS AND ADJUSTED GROSS PROFIT RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
	2018	2018	2017	2018	2018	2017

Net income attributable to Reliance	$230.8	$169.0	$103.0	$3.16	$2.30	$1.40
Non-recurring settlement gains	(5.8)	—	—	(0.08)	—	—
Restructuring charges	—	—	0.4	—	—	0.01
Income tax expense (benefit) related to above items	1.4	—	(0.2)	0.02	—	(0.01)
Gain related to sales of non-core assets	—	—	(0.2)	—	—	—
Income tax expense related to sales of non-core assets	—	—	0.1	—	—	—
Non-GAAP net income attributable to Reliance	$226.4	$169.0	$103.1	$3.10	$2.30	$1.40

		Net Income		Diluted EPS
		Six Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2018	2017	2018	2017

Net income attributable to Reliance		$399.8	$214.7	$5.46	$2.92
Non-recurring settlement (gains) charges		(5.8)	2.8	(0.08)	0.04
Restructuring charges		—	0.3	—	0.01
Income tax expense (benefit) related to above items		1.4	(1.2)	0.02	(0.02)
Gain related to sales of non-core assets		—	(3.5)	—	(0.05)
Income tax expense related to sales of non-core assets		—	1.3	—	0.02
Non-GAAP net income attributable to Reliance		$395.4	$214.4	$5.40	$2.92

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017
Gross profit - LIFO	$917.5	$819.9	$702.1	$1,737.4	$1,423.7
Net LIFO/LCM expense	62.5	25.0	10.0	87.5	20.0
Gross profit - FIFO	980.0	844.9	712.1	1,824.9	1,443.7
Restructuring credits	—	—	—	—	(0.2)
Adjusted gross profit - FIFO	$980.0	$844.9	$712.1	$1,824.9	$1,443.5

Gross profit margin - LIFO	30.7%	29.7%	28.4%	30.2%	29.1%
Net LIFO/LCM expense as a % of sales	2.1%	0.9%	0.4%	1.6%	0.4%
Gross profit margin - FIFO	32.8%	30.6%	28.8%	31.8%	29.5%
Restructuring credits as a % of sales	—	—	—	—	—
Adjusted gross profit margin - FIFO	32.8%	30.6%	28.8%	31.8%	29.5%

Reliance Steel & Aluminum Co.'s presentation of non-GAAP or adjusted net income, EPS, gross profit and gross profit margin over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include pension settlement charges, settlement gains, restructuring charges (credits) related to certain of the Company's energy-related businesses and the closure or sale of some of its locations, and gain on sales of non-core property, plant, and equipment, which make comparisons of the Company's operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.'s presentation of gross profit margin - FIFO, which is calculated as gross profit plus net LIFO/LCM expense (or minus net LIFO/LCM income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. For further information on the Company's gross profit and gross profit margin, see footnote 1 to the accompanying Selected Unaudited Financial Data.